News Release

911 Panorama Trail South • Rochester, NY 14625 • paychex.com

Paychex Reports Fourth Quarter and Full-Year 2026 Results

•
Delivered Strong Double-Digit Revenue and Earnings Growth
•
Expanded AI Leadership with the Launch of WISE Workforce Intelligence Engine
•
Returned $2.2 Billion to Shareholders in Fiscal 2026

Rochester, N.Y. (June 24, 2026) - Paychex (Nasdaq: PAYX), a leading provider of expert-enabled HR, payroll, and benefits, today reported results for the fiscal quarter ended May 31, 2026 (the "fourth quarter") of the fiscal year ended May 31, 2026 ("fiscal 2026"). Results compared to the same period last year were as follows:

	Three months ended			Twelve months ended
	May 31,			May 31,
In millions, except per share amounts	2026	2025	Change(2)	2026	2025	Change(2)
Total revenue	$1,605.5	$1,427.3	12%	$6,512.0	$5,571.7	17%
Operating income	$604.7	$431.1	40%	$2,510.5	$2,207.7	14%
Adjusted operating income(1)	$675.8	$576.7	17%	$2,814.7	$2,370.0	19%
Diluted earnings per share	$1.17	$0.82	43%	$4.89	$4.58	7%
Adjusted diluted earnings per share(1)	$1.32	$1.19	11%	$5.51	$4.98	11%

(1)
Adjusted operating income and adjusted diluted earnings per share are not United States ("U.S.") generally accepted accounting principle ("GAAP") measures. Please refer to the "Non-GAAP Financial Measures" section of this press release for a discussion of non-GAAP measures.
(2)
Percentage changes are calculated based on unrounded numbers.

“We finished fiscal 2026 with strong momentum, delivering double-digit revenue and earnings growth while accelerating organic revenue growth throughout the year,” stated John Gibson, President and Chief Executive Officer. "These results reflect solid execution against two of our strategic priorities, the successful integration of Paycor to advance our upmarket expansion and AI innovation that further differentiates our HCM and advisory solutions. Our durable business model and strong cash generation enabled us to return $2.2 billion to shareholders this fiscal year while continuing to invest in innovation and future growth."

Gibson continued, “As businesses look for a trusted partner to help them manage increasing work and complexity, we believe Paychex is well positioned to deliver differentiated value through the combination of our AI-driven technology and deep advisory expertise. This quarter, we launched WISE, our AI-powered intelligence engine, across our HCM platforms and internal operations, enabling more proactive, autonomous execution. It leverages patent-pending technology to unlock insights from unstructured data to increase productivity and enhance client outcomes.”

Fourth Quarter Business Highlights

Fourth quarter results reflect a full quarter of revenue and expenses from Paycor HCM, Inc. (“Paycor”), acquired in April 2025, compared to a partial-quarter in the prior-year period.

Total revenue increased to $1.6 billion for the fourth quarter, representing growth of 12% over the prior year period. Highlights compared to the prior year period include:

Management Solutions revenue increased 14% to $1.2 billion for the fourth quarter. Paycor, acquired in April 2025, contributed approximately 8% to Management Solutions revenue growth year-over-year. Management Solutions revenue increased due to the following:

•
Higher product penetration and growth in client worksite employees for Human Resources ("HR") Solutions; and
•
Price realization and higher revenue per client driven by Paycor's upmarket client base.

Professional Employer Organization ("PEO") and Insurance Solutions revenue increased 9% to $369.7 million for the fourth quarter, primarily due to the following:

•
Growth in the number of average PEO worksite employees; and
•
Increase in PEO insurance revenues.

Interest on funds held for clients increased 15% to $52.2 million for the fourth quarter due to higher average investment balances resulting from the acquisition of Paycor.

Total expenses were relatively flat for the fourth quarter, primarily impacted by the following:

•
Increases in compensation-related expenses and amortization of intangible assets, primarily driven by the acquisition of Paycor; and
•
Higher technology, selling, and marketing investments driven by the acquisition of Paycor and continued investments in our strategic priorities; offset by
•
Lower acquisition-related compensation and other acquisition-related costs, primarily consisting of professional service fees.

Operating income increased 40% to $604.7 million for the fourth quarter. The increase in operating income primarily reflected revenue growth and lower acquisition-related costs compared to the prior year period. Adjusted operating income(1), which excludes acquisition-related costs included in selling, general and administrative expenses, grew 17% to $675.8 million for the fourth quarter. Operating margin (operating income as a percentage of total revenue) was 37.7% for the fourth quarter compared to 30.2% for the prior year period. Adjusted operating margin(1) (adjusted operating income as a percentage of total revenue) was 42.1% for the fourth quarter compared to 40.4% for the prior year period.

Interest expense increased $1.0 million to $64.7 million for the fourth quarter, primarily due to the issuance of incremental debt in April 2025 to finance the acquisition of Paycor. The prior-year period also included acquisition-related financing costs.

Other income, net, decreased $7.7 million to $14.2 million for the fourth quarter, primarily as a result of lower average investment balances on our corporate investments resulting from the repayment of the Company's long-term private placement debt, Senior Notes, Series A, which matured in March 2026, and higher share repurchases in fiscal 2026.

Our effective income tax rate was 24.1% for the fourth quarter and 23.7% for the prior year period. Both periods were affected by the recognition of discrete tax impacts related to employee stock-based compensation payments.

Diluted earnings per share increased 43% to $1.17 per share and adjusted diluted earnings per share(1) increased 11% to $1.32 per share for the fourth quarter.

Fiscal Year Business Highlights

Highlights for fiscal 2026 as compared to the corresponding prior year period are as follows:

•
Total revenue increased 17% to $6.5 billion.
•
Operating income increased 14% to $2.5 billion and adjusted operating income(1) increased 19% to $2.8 billion.
•
Operating margin was 38.6% for the fiscal year compared to 39.6% for the prior year period. Adjusted operating margin(1) was 43.2% for the fiscal year compared to 42.5% for the prior year period.
•
Diluted earnings per share increased 7% to $4.89 per share. Adjusted diluted earnings per share(1) increased 11% to $5.51 per share.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong during fiscal 2026. As of May 31, 2026, we had:

•
Cash, restricted cash, and total corporate investments of $1.2 billion.
•
Short-term and long-term borrowings, net of debt issuance costs, of $4.6 billion.
•
Cash flow from operations was $2.6 billion for the fiscal year.

Return to Stockholders During Fiscal 2026

•
Paid cumulative dividends of $4.43 per share totaling $1.6 billion.
•
Repurchased 5.6 million shares of our common stock for $611.0 million.

Business Outlook

Our outlook for the fiscal year ending May 31, 2027 ("fiscal 2027") reflects current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. Our updated business outlook is as follows:

•
Total revenue is anticipated to grow in the range of 5% to 6%.
•
Management Solutions revenue is anticipated to grow in the range of 5% to 6%.
•
PEO and Insurance Solutions revenue is anticipated to grow in the range of 6% to 7%.
•
Interest on funds held for clients is expected to be in the range of $195 million to $205 million.
•
Adjusted operating margin(1) is anticipated to be approximately 44%.
•
The effective income tax rate for fiscal 2027 is anticipated to be approximately 24%.
•
Adjusted diluted earnings per share(1) is anticipated to grow in the range of 7% to 9%.

(1) Adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the "Non-GAAP Financial Measures" section of this press release for a discussion of non-GAAP measures. Forward-looking adjusted operating margin and adjusted diluted earnings per share exclude acquisition-related costs.

Non-GAAP Financial Measures

	Three months ended			Twelve months ended
	May 31,			May 31,
$ in millions, except per share amounts	2026	2025	Change	2026	2025	Change
Operating income	$604.7	$431.1	40%	$2,510.5	$2,207.7	14%
Non-GAAP adjustments:
Acquisition-related costs(1)	71.1	145.6		304.2	162.3
Adjusted operating income	$675.8	$576.7	17%	$2,814.7	$2,370.0	19%
Adjusted operating margin	42.1%	40.4%		43.2%	42.5%

Net income	$420.6	$297.2	41%	$1,760.1	$1,657.3	6%
Non-GAAP adjustments:
Acquisition-related costs(1)	71.1	166.4		304.2	196.3
Income tax benefit for acquisition-related costs	(17.1)	(33.3)		(73.3)	(40.6)
Discrete tax shortfall/(windfall) related to employee stock-based compensation payments(2)	0.0	(0.7)		(6.2)	(10.1)
Adjusted net income	$474.6	$429.6	10%	$1,984.8	$1,802.9	10%

Diluted earnings per share(3)	$1.17	$0.82	43%	$4.89	$4.58	7%
Non-GAAP adjustments:
Acquisition-related costs(1)	0.20	0.46		0.84	0.54
Income tax benefit for acquisition-related costs	(0.05)	(0.09)		(0.20)	(0.11)
Discrete tax shortfall/(windfall) related to employee stock-based compensation payments(2)	0.00	(0.00)		(0.02)	(0.03)
Adjusted diluted earnings per share	$1.32	$1.19	11%	$5.51	$4.98	11%

Net income	$420.6	$297.2	41%	$1,760.1	$1,657.3	6%
Non-GAAP adjustments:
Interest expense	64.7	63.7		269.5	105.4
Interest income on corporate investments	(13.0)	(20.5)		(63.4)	(72.8)
Income taxes	133.6	92.1		550.8	518.6
Depreciation and amortization expense	113.2	85.7		442.6	209.5
EBITDA	$719.1	$518.2	39%	$2,959.6	$2,418.0	22%
Non-GAAP adjustments:
Acquisition-related costs(1)	10.6	104.9		62.2	121.6
Adjusted EBITDA	$729.7	$623.1	17%	$3,021.8	$2,539.6	19%

(1)
Acquisition-related costs included in selling, general and administrative expenses include:
•
$60.5 million for the fourth quarter and $242.0 million for the twelve months compared to $40.7 million for both corresponding prior-year periods, in amortization of intangibles acquired in the acquisition of Paycor,
•
$10.4 million for the fourth quarter and $52.1 million for the twelve months compared to $70.8 million for both corresponding prior-year periods, in compensation costs related to the acquisition and integration of Paycor, including replacement awards, severance and retention bonuses, and
•
$0.2 million for the fourth quarter and $10.1 million for the twelve months compared to $34.1 million and $50.8 million for corresponding prior-year periods, respectively, in other acquisition-related costs primarily consisting of professional service fees.

In addition, acquisition-related costs for the three and twelve months ended May 31, 2025 include $20.8 million and $34.0 million, respectively, reflecting the amortization of financing fees related to debt instruments associated with the financing of the Paycor acquisition and the excluded component of the initial fair value of the interest rate swaption contracts that are included in Interest expense in the Company's Consolidated Statements of Income.

(2)
Net tax shortfall/(windfall) related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.
(3)
The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, operating margin, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and adjusted EBITDA which are non-GAAP measures. We believe these additional measures are indicators of the performance of our core business operations period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission ("SEC"). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, operating margin, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Annual Report on Form 10-K ("Form 10-K")

We anticipate filing our Form 10-K before the end of July 2026. Once filed, the report will be accessible via our Investor Relations portal at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Webcast Details

The Company will host an Earnings Conference Call on June 24, 2026 at 9:30 a.m. Eastern Time, to discuss these results. The live webcast will be available for replay on our Investor Relations portal at https://investor.paychex.com, where news releases, current financial information, and investor presentations are also accessible.

Contacts

Investor Relations:	Media Relations:
Rachel White	Tracy Volkmann
Head of Investor Relations	Manager, Public Relations
(513) 954-7388	(585) 387-6705
investors@paychex.com	tvolkmann@paychex.com

About Paychex

Paychex, Inc. (Nasdaq: PAYX) provides a comprehensive suite of expert-enabled technology and advisory solutions that help businesses manage HR, payroll, and benefits. Serving approximately 800,000 clients and paying 1 in 11 U.S. private sector workers, Paychex combines scale, trusted expertise, and innovation to help businesses succeed. Built on more than 50 years of workforce experience and one of the industry’s largest proprietary HR datasets, Paychex’s WISE agentic AI platform embeds intelligence directly into workflows to improve productivity, enhance decision-making, and deliver better outcomes. Learn more at paychex.com.

Cautionary Note Regarding Forward-Looking Statements

Certain written statements in this press release may contain, and members of management may from time to time make or discuss statements which constitute, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "expect," "outlook," "will," "guidance," "projections," "strategy," "anticipate," "believe," "can," "continue," "could," "future," "may," "possible," "potential," "should," "see," and other similar words or phrases. Forward-looking statements include, without limitation, all matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, and similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict, many of which are outside our control. Our actual performance and outcomes, including without limitation, our actual results and financial condition, may differ materially from those indicated in or suggested by the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;
•
risks related to our use of artificial intelligence ("AI") and new technologies in our business;
•
software defects, undetected errors, and development delays for our solutions;
•
the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks, and data loss and business interruptions;
•
the possibility of failure of our business continuity plan during a catastrophic event;
•
the failure of third-party service providers to perform their functions;
•
the possibility that we may be exposed to additional risks related to our co-employment relationship with our PEO business;
•
changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•
risks related to acquisitions and the integration and performance of the businesses we acquire;
•
our clients’ failure to reimburse us for payments made by us on their behalf;
•
the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•
our failure to comply with covenants in our corporate bonds and debt agreements;
•
changes in our credit ratings;
•
changes in governmental regulations, laws, and policies;
•
our ability to comply with U.S., state, and foreign laws and regulations;
•
our compliance with data privacy and AI laws and regulations;
•
our failure to protect our intellectual property rights;
•
potential outcomes related to pending or future litigation matters;
•
the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•
volatility in the political, market, and economic environment, including inflation and interest rate changes;
•
our ability to attract and retain qualified people; and
•
the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	Three months ended			Twelve months ended
	May 31,			May 31,
	2026	2025	Change(2)	2026	2025	Change(2)
Revenue:
Management Solutions	$1,183.6	$1,041.8	14%	$4,867.9	$4,067.1	20%
PEO and Insurance Solutions	369.7	340.3	9%	1,433.2	1,342.9	7%
Total service revenue	1,553.3	1,382.1	12%	6,301.1	5,410.0	16%
Interest on funds held for clients(1)	52.2	45.2	15%	210.9	161.7	30%
Total revenue	1,605.5	1,427.3	12%	6,512.0	5,571.7	17%
Expenses:
Cost of service revenue	417.3	393.9	6%	1,674.5	1,540.4	9%
Selling, general and administrative expenses	583.5	602.3	(3)%	2,327.0	1,823.6	28%
Total expenses	1,000.8	996.2	0%	4,001.5	3,364.0	19%
Operating income	604.7	431.1	40%	2,510.5	2,207.7	14%
Interest expense	(64.7)	(63.7)	n/m	(269.5)	(105.4)	n/m
Other income, net(1)	14.2	21.9	(35)%	69.9	73.6	(5)%
Income before income taxes	554.2	389.3	42%	2,310.9	2,175.9	6%
Income taxes	133.6	92.1	45%	550.8	518.6	6%
Net income	$420.6	$297.2	41%	$1,760.1	$1,657.3	6%

Basic earnings per share	$1.18	$0.82	44%	$4.90	$4.60	7%
Diluted earnings per share	$1.17	$0.82	43%	$4.89	$4.58	7%
Weighted-average common shares outstanding	357.6	360.3		358.9	360.2
Weighted-average common shares outstanding, assuming dilution	358.2	362.3		360.0	362.0

(1)
Further information on interest on funds held for clients and other income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These filings are accessible at https://investor.paychex.com.
(2)
Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
	2026	2025
ASSETS
Cash and cash equivalents	$1,088.2	$1,628.6
Restricted cash	52.8	47.9
Corporate investments	36.3	34.5
Interest receivable	36.1	27.9
Accounts receivable, net of allowance for credit losses	1,507.6	1,330.5
PEO unbilled receivables, net of advance collections	664.2	616.6
Prepaid income taxes	11.2	38.9
Prepaid expenses and other current assets	384.7	378.3
Current assets before funds held for clients	3,781.1	4,103.2
Funds held for clients	4,832.2	4,813.3
Total current assets	8,613.3	8,916.5
Property and equipment, net of accumulated depreciation	588.9	511.5
Operating lease right-of-use assets, net of accumulated amortization	63.9	63.8
Intangible assets, net of accumulated amortization	1,684.0	1,947.3
Goodwill	4,527.4	4,514.1
Long-term deferred costs	555.8	482.4
Other long-term assets	141.2	128.5
Total assets	$16,174.5	$16,564.1

LIABILITIES
Accounts payable	$154.8	$129.8
Accrued corporate compensation and related items	162.1	183.9
Accrued worksite employee compensation and related items	844.8	735.8
Short-term debt	—	18.6
Long-term debt, net, current portion	—	399.8
Accrued income taxes	87.8	—
Deferred revenue	69.4	69.4
Other current liabilities	637.1	552.0
Current liabilities before client fund obligations	1,956.0	2,089.3
Client fund obligations	4,884.6	4,867.0
Total current liabilities	6,840.6	6,956.3
Accrued income taxes	140.5	119.0
Deferred income taxes	543.3	444.7
Long-term debt, net	4,556.1	4,548.4
Operating lease liabilities	52.2	55.5
Other long-term liabilities	306.7	312.2
Total liabilities	12,439.4	12,436.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 355.6 shares as of May 31, 2026 and 360.5 shares as of May 31, 2025	3.6	3.6
Additional paid-in capital	1,975.6	1,901.1
Retained earnings	1,805.8	2,277.0
Accumulated other comprehensive loss	(49.9)	(53.7)
Total stockholders’ equity	3,735.1	4,128.0
Total liabilities and stockholders’ equity	$16,174.5	$16,564.1

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Twelve months ended
	May 31,
	2026	2025
OPERATING ACTIVITIES
Net income	$1,760.1	$1,657.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	442.6	209.5
Amortization of discounts and premiums on available-for-sale securities, net	(7.6)	23.4
Amortization of deferred contract costs	249.2	236.5
Stock-based compensation costs	96.1	111.8
Provision for/(Benefit from) deferred income taxes	103.7	(15.8)
Provision for allowance for credit losses	38.1	24.2
Net realized (gains)/losses on sales of available-for-sale securities	(7.6)	0.4
Net realized losses on disposal of assets	6.2	3.7
Premiums paid on cash flow hedges	—	(19.2)
Changes in operating assets and liabilities:
Interest receivable	(8.2)	(3.8)
Accounts receivable and PEO unbilled receivables, net	(105.8)	(130.7)
Prepaid expenses and other current assets	40.0	(12.0)
Accounts payable and other current liabilities	291.4	42.3
Deferred costs	(342.5)	(246.5)
Net change in other long-term assets and liabilities	3.9	21.9
Net change in operating lease right-of-use assets and liabilities	(2.9)	(2.1)
Net cash provided by operating activities	2,556.7	1,900.9
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(12,226.2)	(14,302.9)
Proceeds from sales and maturities of available-for-sale securities	11,517.6	14,292.5
Net change in purchased receivables	(166.1)	(157.3)
Purchases of property and equipment	(234.9)	(191.8)
Acquisition of businesses, net of cash acquired	(0.4)	(2,967.5)
Purchases of other assets	(42.4)	(29.8)
Net cash used in investing activities	(1,152.4)	(3,356.8)
FINANCING ACTIVITIES
Net change in client fund obligations	17.6	(290.7)
Net proceeds from short-term borrowings	(18.8)	—
Payments on long-term debt	(400.0)	—
Proceeds from the issuance of corporate bonds	—	4,180.9
Dividends paid	(1,589.6)	(1,448.5)
Repurchases of common shares	(611.0)	(104.5)
Debt issuance costs	—	(47.8)
Activity related to equity-based plans	(52.0)	3.8
Net cash (used in)/provided by financing activities	(2,653.8)	2,293.2
Net change in cash, restricted cash, and equivalents	(1,249.5)	837.3
Cash, restricted cash, and equivalents, beginning of fiscal year	2,734.3	1,897.0
Cash, restricted cash, and equivalents, end of fiscal year	$1,484.8	$2,734.3

Reconciliation of cash, restricted cash and equivalents
Cash and cash equivalents	$1,088.2	$1,628.6
Restricted cash	52.8	47.9
Restricted cash and restricted cash equivalents included in funds held for clients	343.8	1,057.8
Total cash, restricted cash, and equivalents	$1,484.8	$2,734.3